Exhibit 99.9
CONSENT TO BE NAMED

The undersigned hereby consents, pursuant to Rule 438 under the Securities Act of 1933, as amended (the “Securities Act”), to be named as a director of Elbert Holdings, Inc. (the “Registrant”) upon consummation of the business combination described in the registration statement on Form S-4 filed by the Registrant with the Securities and Exchange Commission for the registration under the Securities Act of securities issuable in connection with the business combination involving Advanced Emissions Solutions, Inc. and Arq Limited. The undersigned also consents to the filing of this consent as an exhibit to such registration statement and any amendments thereto.

DATED:	October 25, 2022

/s/ J. Taylor Simonton
Name: J. Taylor Simonton